Exhibit 5.3

599 LEXINGTON AVENUE NEW YORK, NY 10022-6069 +1.212.848.4000

June 6, 2018
American Axle & Manufacturing Holdings, Inc.
One Dauch Drive
Detroit, MI 48211-1198

Ladies and Gentlemen:

We are acting as counsel for American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”), in connection with preparation and filing by the Company of the  Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, Registration No. 333-220300 and Post-Effective Amendment No. 2 to the Registration Statement on Form S-8, Registration No. 333-181163 (together, the “Post-Effective Amendments”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to any shares of common stock, par value $0.01, of the Company (i) reserved for issuance under the Amended and Restated American Axle & Manufacturing Holdings, Inc. 2012 Omnibus Incentive Plan (the “2012 Plan”) that remain unissued or not subject to prior or outstanding grants under the 2012 Plan on May 3, 2018 and (ii) underlying any award granted under the terms of the 2012 Plan that expires, terminates, or is cancelled or forfeited and which the shares related thereto are again available for grant under the terms of the 2012 Plan will become available for issuance under the American Axle & Manufacturing Holdings, Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”) (the shares described in (i) and (ii), the “Shares”). In connection with the foregoing, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)	The Post-Effective Amendments;

(b)	The certificate of incorporation and by‑laws of the Company, in each case as amended to date; and

(c)
Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

SHEARMAN.COM
Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the state of Delaware, which laws limit the personal liability of partners.

Our opinion set forth below is based on the text of the 2018 Plan as referenced in the Exhibit Index to the Post-Effective Amendments.

Our opinion expressed below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that authorized but not previously issued Shares which may be delivered under the 2018 Plan have been duly authorized by the Company and, when (a) issued and delivered by the Company in accordance with the terms of the 2018 Plan and (b) paid for in full in accordance with the terms of the 2018 Plan, will be validly issued, fully paid and non‑assessable.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendments.  In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.

This opinion is rendered to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose without our prior written consent.

Very truly yours,

/s/ Shearman & Sterling LLP